EXHIBIT 99.14
                                 -------------

           Computational Materials prepared by Goldman, Sachs & Co.
              in connection with GSAA Home Equity Trust 2005-14,
                   Asset-Backed Certificates, Series 2005-14

GSAA 05-14 -- Updated Structure & Termsheet (external) GS Lead Manager & Sole Bookrunner $942.121mm approx

Class  S&P/Moodys   Size(mm)   Grp   Cr.Spt   AvL    Prin.Wndw     Guidance
 1A1    AAA/Aaa     190.391     I     6.90    2.43   12/05-05/12   Not offered
 2A1    AAA/Aaa     404.421     II    6.90    1.00   12/05-02/08   1mL+12a
 2A2    AAA/Aaa     138.416     II    6.90    3.00   02/08-12/09   1mL+25a
 2A3    AAA/Aaa     137.474     II   16.21    5.70   12/09-05/12   1mL+35a
 2A4    AAA/Aaa      15.275     II    6.90    5.70   12/09-05/12   1mL+40a
 M-1    AA+/Aa1      19.032    ALL    4.90    4.47   01/09-05/12   1mL+43a
 M-2     AA/Aa2       8.564    ALL    4.00    4.45   01/09-05/12   1mL+45a
 M-3     AA/Aa3       4.758    ALL    3.50    4.45   01/09-05/12   1mL+47a
 M-4     AA/A1        4.758    ALL    3.00    4.45   01/09-05/12   1mL+60a
 M-5    AA-/A2        4.758    ALL    2.50    4.42   12/08-05/12   1mL+63a
 M-6      A/A3        4.758    ALL    2.00    4.35   12/08-05/12   1mL+68a
 B-1     A-/Baa1      4.758    ALL    1.50    4.17   12/08-09/11   1mL+135a
 B-2    BBB/Baa3      4.758    ALL    1.00    3.84   12/08-12/10   1mL+265a


Expected deal timing:
Intex Preprice: Dealname GSAA0514, Password 2BBX
Launch/Price: on or before Nov 14
Settle: Nov 22

GS Structured Products Global Syndicate
Europe: Mitch Resnick & Tets Ishikawa +44 (0)20 7774-3068
Asia: Omar Chaudhary +81 (3) 6437-7198
N. America: Bunty Bohra, Scott Wisenbaker, Scott Walter & Tony Kim +1 (212) 902-7645


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